UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report: February 17, 2012

(Date of earliest event reported)

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SPINDLETOP OIL & GAS CO.

(Exact name of registrant as specified in its charter)

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Texas (State or Other Jurisdiction of Incorporation or Organization)	000-18774 (Commission File Number)	75-2063001 (I.R.S. Employer Identification No.)

12850 Spurling Rd., Suite 200

Dallas, Texas 75230

(Address of Principal Executive Offices)(Zip Code)

(972) 644-2581

(Registrant’s telephone number, including area code)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers.

On February 17, 2012, Mr. Ted R. Munselle, age 56, was appointed as a member of the Board of Directors of Spindletop Oil & Gas Co. Mr. Munselle is Vice President and Chief Financial Officer (since October 1998) of Landmark Nurseries, Inc. He is a certified public accountant (since 1980) who was employed as an Audit Partner in two Dallas, Texas based CPA firms (1986 to 1998), as an Audit Manager at Grant Thornton, LLP (1983 to 1986) and as Audit Staff to Audit Supervisor at Laventhol & Horwath (1977 to 1983). Mr. Munselle is also a director (since February 2004) of American Realty Investors, Inc. and Transcontinental Realty Investors, Inc., both of which are Nevada corporations which have their common stock listed and traded on the New York Stock Exchange (“NYSE”), as well as a director (since May 2009) of Income Opportunity Realty Investors, Inc., a Nevada corporation which has its common stock listed and traded on the American Stock Exchange (the “AMEX”).

Mr. Munselle is determined to have all the credentials and qualifications to be an Independent Financial Expert and has been appointed as an Independent Financial Expert for the Audit Committee of the Board of Directors and has been appointed as Chairman of the Audit Committee. Continuing as members of the Audit Committee are Chris G. Mazzini and Michelle H. Mazzini.

Mr. Munselle will be compensated in the amount of $10,000.00 annually for his service as a director, Independent Financial Expert, Chair of the Audit Committee and attendance at the annual directors’ meeting. He will also be compensated $2,500.00 for each additional board of directors’ meeting attended.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SPINDLETOP OIL & GAS CO.
(Registrant)

Date: February 17, 2012	By:/s/ Chris G. Mazzini
Chris G. Mazzini
President, Chief Executive Officer